Exhibit 9.2
EXECUTION COPY
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of May 7, 2008 (this “Agreement”), by and among Sprint Nextel Corporation, a Kansas corporation (“Sprint”), Clearwire Corporation, a Delaware corporation (the “Company”), Comcast Corporation, a Pennsylvania corporation, Time Warner Cable Inc., a Delaware corporation, Bright House Networks, LLC, a Delaware limited liability company, and Google Inc., a Delaware corporation (each of Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC and Google Inc. a “Strategic Investor” and collectively the “Strategic Investors”) and Intel Corporation, a Delaware corporation (“Intel Parent”), Intel Capital Corporation, a Delaware corporation (“Intel”) and Intel Capital (Cayman) Corporation, a Cayman Islands company (“Intel Cayman”, and each of Intel and Intel Cayman, a “Stockholder” and collectively, “Stockholder”).
RECITALS
     A. Intel is the record owner, and, together with Intel Parent, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of and to vote the number of shares of Class A common stock, par value $.0001 per share (“Class A Common Stock”), and Class B common stock, par value $.0001 per share (“Class B Common Stock”), of the Company and Intel Cayman is the record owner and, together with Intel Parent, the beneficial owner and is entitled to dispose of and to vote the number of shares of Class A Common Stock of the Company, each as set forth opposite such Stockholder’s name on Schedule A to this Agreement (the “Subject Shares”).
     B. Concurrently with the execution and delivery of this Agreement, the Company, Sprint, Intel Parent and the Strategic Investors are entering into a Transaction Agreement and Plan of Merger (as amended from time to time, the “Transaction Agreement”) pursuant to which the parties to the Transaction Agreement will perform their obligations thereunder in accordance with the terms set forth therein.
     C. As a condition to entering into the Transaction Agreement, Sprint and the Strategic Investors have required that Stockholders enter into this Agreement, and Stockholders desire to enter into this Agreement to induce Sprint and the Strategic Investors to enter into the Transaction Agreement.
     D. Capitalized terms used but not defined in this Agreement have the meaning ascribed to them in the Transaction Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Stockholder Representations and Warranties.
     Each Stockholder represents and warrants to the other parties as follows:
     (a) Authority. Stockholder is duly organized, validly existing and in good standing under the laws of the state of its organization. Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the obligations to be performed by Stockholder under this Agreement. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy Exception.
     (b) No Conflicts.
          (i) Except for compliance with the HSR Act and appropriate filings by Stockholder under the Exchange Act no filing by Stockholder with any governmental body or authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Stockholder or the performance by Stockholder of the transactions contemplated by this Agreement,
          (ii) none of the execution and delivery of this Agreement by Stockholder, the performance by Stockholder of its obligations under this Agreement or compliance by Stockholder with any of the provisions of this Agreement will
               (A) constitute a breach of the organizational documents of Stockholder,
               (B) result in a violation or breach of or a default under (with or without notice or lapse of time, or both) any contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, agreement or other instrument to which Stockholder is a party or by which Stockholder or any of its Subject Shares or assets may be bound, or
               (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Stockholder and in existence as of the date hereof, and
          (iii) no consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the performance by Stockholder of Stockholder’s obligations hereunder, except for (A) the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (B) such consents, approvals, orders, authorizations, permits or filings the failure of which to be obtained or made would not have a material adverse effect on Stockholder’s ability to perform its obligations hereunder.
     (c) Subject Shares. Schedule A sets forth, opposite Stockholder’s name, the number of Subject Shares over which Stockholder has record or beneficial ownership (including shared beneficial ownership) as of the date of this Agreement. Except as may be noted on Schedule A, as of the date of this Agreement, Stockholder is the record or beneficial owner of the Subject Shares denoted as being owned by Stockholder on Schedule A and shares the power to vote and dispose of those Subject Shares with Intel Parent. Other than such Subject Shares or as contemplated by the Transaction Agreement, Stockholder does not own beneficially or of record any Clearwire Capital Stock or any interest therein. Stockholder has good and valid title to the Subject Shares denoted as being owned by Stockholder on Schedule A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, the Transaction Agreement and the Voting Agreement by and among the Company, Eagle River Holdings, LLC, Intel and Intel Cayman entered into August 29, 2006.
     (d) Reliance. Stockholder acknowledges and agrees that Sprint, the Company and the Strategic Investors are entering into the Transaction Agreement in part in reliance upon Stockholder’s execution, delivery and performance of this Agreement.
     (e) Litigation. As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the Knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or the performance by Stockholder of its obligations under this Agreement.
2. Stockholder Covenants.
     (a) Until the termination of this Agreement in accordance with Section 4, each Stockholder, in its capacity as a stockholder of the Company, agrees that, at the Clearwire Stockholder Meeting or at any adjournment, postponement or continuation of the Clearwire Stockholder Meeting or in connection with any written consent or other vote of the Company’s stockholders with respect to the Transactions is sought, each Stockholder will vote in favor of the approval of the Transactions a number of its Subject Shares owned as of the record date with respect to such Clearwire Stockholder Meeting (or the date that any written consent is executed by Stockholder) (the “Record Date”) representing the Allocated Percentage (as defined below) of the total voting power as of the Record Date of all of its Subject Shares owned as of the Record Date; provided that each Stockholder shall be obligated under this Agreement to vote its Subject Shares owned as of the Record Date in favor of or otherwise consent to or approve the Transactions only if in connection with such Clearwire Stockholder Meeting or written consent, an Independent Majority (as defined below) has voted in favor of or consented to or approved the Transactions; and provided, further, that each Stockholder shall be obligated under this Agreement to vote its Subject Shares against or otherwise refrain from consenting to or approving of the Transactions only if in connection with such Clearwire Stockholder Meeting or written consent, an Independent Majority (as defined below) has voted against or has not consented to or has not approved the Transactions.
     (b) The “Allocated Percentage” means the percentage determined by dividing (i) the number of votes cast in favor of the approval of the Merger and the approval and adoption of the Transaction Agreement by (ii) the total number of votes cast in those matters (excluding for the purposes of this calculation all abstentions, votes cast by Stockholder and any of its affiliates, votes cast by Eagle River Holdings, LLC and any of its affiliates and votes cast by any director or executive officer of the Company (as specified in Item 401 of Regulation S-K of the Securities Act)). “Independent Majority” shall mean a majority of the votes cast at the applicable Clearwire Stockholder Meeting or shares voted pursuant to a written consent (excluding for the purposes of this calculation all abstentions, votes cast by a Stockholder and any of it affiliates, votes cast by Eagle River Holdings, LLC and any of its affiliates and votes cast by any director or executive officer of the Company (as specified in Item 401 of Regulation S-K of the Securities Act)).
     (c) Any vote subject to this Agreement will be cast or consent will be given in accordance with the procedures relating to that vote so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of that vote or consent. Notwithstanding the foregoing, no Stockholder shall have an obligation to execute any written consent in lieu of a meeting with respect thereto for the purpose of the approval and adoption of the Transaction Agreement and the terms thereof unless the Company shall have requested that such approval and adoption be effected through the execution of such written consent. Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be prevent Stockholder from performing its obligations under this Agreement. Except as expressly set forth in this Agreement, each Stockholder may vote the Subject Shares in its discretion on all matters submitted for the vote of stockholders of the Company or in connection with any written consent of the Company’s stockholders.
     (d) Each Stockholder may transfer any Subject Shares without restriction.
     (e) Each Stockholder further agrees not to commit or agree to take any of the foregoing actions or take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.
     (f) Each Stockholder agrees it will not, nor will such Stockholder permit any Affiliate controlled by Stockholder to, nor will Stockholder act in concert with or permit any such Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Clearwire Capital Stock to cause stockholders of the Company not to vote to approve and adopt the Transaction Agreement. Each Stockholder agrees it will not, and will direct any investment banker, attorney, agent or other adviser or representative of the Stockholder not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information related thereto to, any Person, other than the parties to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, (A) nothing shall prevent a Stockholder from complying with its disclosure obligations under applicable U.S. securities laws, (B) Section 2 of this Agreement is subject in all respects to Section 3 below, and (C) in the event the Company furnishes information to or enters into discussions or negotiations with a Person, as and to the extent permitted pursuant to Section 10.4(b) of the Transaction Agreement, Stockholder shall be permitted to furnish information and engage in discussions and negotiations with such Person as and to the same extent that the Company is permitted to take such actions. Stockholder hereby represents that, as of the date hereof, it is not engaged in discussions or negotiations with any party other than the parties to the Transaction Agreement with respect to the matters set forth in the Transaction Agreement.
     (g) So long as the Transaction Agreement has not been terminated, each Stockholder hereby irrevocably elects, upon the satisfaction of the conditions set forth in Section 2.1 of the Transaction Agreement, to convert each share of its Class B Stock into one share of Class A Stock in accordance with Article IV, Section 1(d)(i) of the Fourth Amended and Restated Certificate of Incorporation of the Company, and each Stockholder agrees to execute any documentation required to effect such conversion. If the Transaction Agreement is terminated, the election in this Section 2(g) shall be null and void.
     (h) Intel Parent, in its capacity as a Person with shared voting and dispositive power of the Subject Shares of each Stockholder, covenants and agrees that it will take no action contrary to the obligations of Stockholder set forth herein.
3. Stockholder Capacity. No Person who owns, directly or indirectly, any Capital Stock of Stockholder or any director or officer of Stockholder, in each case, who is or becomes during the term of this Agreement a director or officer of the Company will be deemed to make any agreement or understanding in this Agreement in that Person’s capacity as a director or officer of the Company. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of its Subject Shares, and nothing in this Agreement will limit or affect any actions taken by any Person who owns, directly or indirectly, any Capital Stock of such Stockholder or any director or officer of such Stockholder in his or her capacity as a director or officer of the Company. Without limiting the generality of the foregoing, Sprint and the Strategic Investors each acknowledge that David Perlmutter is a member of the Board of Directors of the Company and is also affiliated with the Stockholders and Intel Parent, and that the foregoing person in his capacity as a member of the Board of Directors of Company may, in the exercise of his fiduciary duties, take actions that would violate this Agreement if such actions were taken by a Stockholder. Sprint and the Strategic Investors each agree that no such action taken in such individual’s capacity as a member of the Board of Directors of Company will be deemed a violation of this Agreement.
4. Termination. This Agreement will terminate
          (i) on the earliest of:
               (A) the approval and adoption of the Transaction Agreement at the Clearwire Stockholder Meeting,
               (B) provided that the Clearwire Stockholder Meeting will have concluded, the failure of the stockholders of the Company to approve and adopt the Transactions at the Clearwire Stockholder Meeting,
               (C) the date which is 12 months after the date hereof,
               (D) the termination of the Transaction Agreement, or

          (ii) at any time on written agreement of each of Sprint, the Company and three of the four Strategic Investors.
5. Breach; Survival. No party hereto will be relieved from any liability for intentional breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, Sections 6 through 19 of this Agreement will survive the termination of this Agreement.
6. Appraisal Rights. To the extent permitted by applicable law, each Stockholder waives any rights of appraisal or rights to dissent with respect to the Merger or any of the transactions contemplated by the Transaction Agreement that such Stockholder may have under applicable law.
7. Publication. Each Stockholder authorizes the Company to publish and disclose in the Proxy Statement or the Registration Statement (including any and all documents and schedules filed with the SEC relating to the Proxy Statement or the Registration Statement) its identity and ownership of shares of Clearwire Capital Stock and the nature of its commitments, arrangements and understandings made pursuant to this Agreement.
8. Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of each of the parties.
9. Jurisdiction. Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may only be brought in the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the parties consents to the jurisdiction of the courts (and of the appropriate appellate courts therefrom) in any Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any court or that any Proceeding that is brought in any court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on the party as provided in Section 14 will be deemed effective service of process on the party.
10. Specific Performance and other Remedies. Each Stockholder acknowledges that the rights of the other parties under this Agreement (including third party beneficiaries hereof) are special, unique and of extraordinary character and that, if such Stockholder violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the other parties (including third party beneficiaries hereof) may be without an adequate remedy at law. If a Stockholder violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, any other party may, subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, institute and prosecute an Action in any court of competent jurisdiction to enforce specific performance of the covenant or agreement or seek any other equitable relief.
11. Waiver. Any agreement on the part of a party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of the party (and, if the Company is the relevant party, also signed by three of the four Strategic Investors). A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
12. Assignment; Successors in Interest. No assignment or transfer by any party of that party’s rights and obligations under this Agreement will be made except with the prior written consent of each of the other parties. This Agreement will be binding on and will inure to the benefit of the parties and their successors and permitted assigns, and any reference to a party will also be a reference to the successors or permitted assigns of that party.
13. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer on or give any Person other than the parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in the Person’s being deemed a third party beneficiary of this Agreement, except that each Strategic Investor shall be deemed a third party beneficiary of this Agreement.
14. Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the party making the notice, communication or delivery, will specify the Section under this Agreement under which it is given or being made, and will be delivered by established overnight courier (with evidence of delivery and postage and other fees prepaid) as follows:

To Sprint:	Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: President of Strategic Planning and Corporate Initiatives
Facsimile No.: (703) 433-4034

with copies to:

Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Vice President — Law, Corporate Transactions and
Business Law
Facsimile No.: (913) 523-9803

King & Spalding
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Michael J. Egan
Facsimile No.: (404) 572-5100

To Company:	Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Chief Executive Officer
Facsimile No.: (425) 828-8061

with copies to:

Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Legal Department
Facsimile No.: (425) 216-7776

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention: Sarah English Tune
Facsimile No.: (206) 757-7161

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
Attention: Joshua N. Korff
Facsimile No.: (212) 446-6460

To Comcast Corporation:	Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: Chief Financial Officer
Facsimile No.: (215) 286-1240

with copies to:

Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: General Counsel
Facsimile No.: (215) 286-7794

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

Attention: David L. Caplan
Facsimile No.: (212) 450-3800

To Time Warner Cable Inc.:	Time Warner Cable Inc.
One Time Warner Center
North Tower
New York, New York 10019
Attention: General Counsel
Facsimile No.: (212) 364-8254

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Matthew W. AbbottRobert B. Schumer
Facsimile No.: (212) 757-3990

To Bright House Networks, LLC:	c/o Advance/Newhouse Partnership
5000 Campuswood Drive
East Syracuse, NY 13057
Attention: Mr. Leo Cloutier
Facsimile: (315) 438-4643

with a copy to:

Sabin, Bermant & Gould LLP
Four Times Square
New York, NY 10036
Attention: Arthur J. Steinhauer, Esq.
Facsimile: (212) 381-7218

To Google Inc.:	Google Inc.
1600 Amphitheatre Parkway
Mountain View, California 94043
Attn: General Counsel
Facsimile No.: (650) 887-2421

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attn: David Segre, Esq.

Facsimile No.: (650) 493-6811

To Stockholder:	Intel Corporation
2200 Mission College Blvd., MS RN6-65
Santa Clara, California 95054-1549
Attention: President, Intel Capital
Facsimile No.: (408) 765-8871

Intel Corporation
2200 Mission College Blvd., MS RN6-59
Santa Clara, California 95054-1549
Attention: Intel Capital Portfolio Manager
Facsimile No.: (408) 765-6038

Intel Corporation
2200 Mission College Blvd., MS RN4-151
Santa Clara, California 95054-1549
Attention: Intel Capital Group General Counsel
Facsimile No.: (408) 653-9098

Intel Corporation
2200 Mission College Blvd., MS RN5-125
Santa Clara, California 95054-1549
Attention: Director, U.S. Tax and Trade
Facsimile No.: (408) 765-1733

with copies to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304
Attention: Gregory T. Davidson
Facsimile No.: (650) 849-5050

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Paul S. Issler
Facsimile No.: (213) 229-6763
or to the other representative or at the other address of a party as the party may furnish to the other parties in writing. Any notice, communication or delivery will be deemed given or made on the first Business Day after delivery to an overnight courier customer service representative.

15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to the jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any prohibition or unenforceability in one jurisdiction will not invalidate or render unenforceable the provision in any other jurisdiction. If permitted by Law, each party waives any provision of Law that renders any provision prohibited or unenforceable in any respect.
16. Integration. This Agreement (together with the Transaction Agreement to the extent referenced in this Agreement) supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the parties.
17. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one counterparts.
18. Waiver of Jury Trial. Each of the parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
19. Interpretation. Unless the context of this Agreement otherwise clearly requires,
     (a) references to the plural include the singular, and references to the singular include the plural, and
     (b) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”.
     Unless otherwise set forth in this Agreement, references in this Agreement to
     (a) any document, instrument or agreement (including this Agreement)
     (A) includes and incorporates all Schedules,
     (B) includes all documents, instruments or agreements issued or executed in replacement of those documents, instruments or agreements, and
     (C) means the document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and
All Section and Schedule references in this Agreement are to Sections and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

SPRINT NEXTEL CORPORATION
By:	/s/ Keith O. Cowan
	Name:	Keith O. Cowan
	Title:	President of Strategic Planning and Corporate Initiatives

[Signature Page to the Intel Voting Agreement]

CLEARWIRE CORPORATION
By:	/s/ Benjamin G. Wolff
	Name:	Benjamin G. Wolff
	Title:	Chief Executive Officer

[Signature Page to the Intel Voting Agreement]

INTEL CORPORATION
By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	Executive Vice President

INTEL CAPITAL CORPORATION
By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

INTEL CAPITAL (CAYMAN) CORPORATION
By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	President

[Signature Page to the Intel Voting Agreement]

COMCAST CORPORATION
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature Page to the Intel Voting Agreement]

TIME WARNER CABLE INC.
By:	/s/ Robert D. Marcus
	Name:	Robert D. Marcus
	Title:	Senior Executive Vice President and Chief Financial Officer

[Signature Page to the Intel Voting Agreement]

BRIGHT HOUSE NETWORKS, LLC
By:	/s/ Leo Cloutier
	Name:	Leo Cloutier
	Title:	Vice President, Strategy & Partnership

[Signature Page to the Intel Voting Agreement]

GOOGLE INC.
By:	/s/ Kent Walker
	Name:	Kent Walker
	Title:	Vice President and General Counsel

[Signature Page to the Intel Voting Agreement]

Schedule A

	Number of shares of	Number of shares of
	Class A Common	Class B Common
Stockholder	Stock	Stock
Intel Capital (Cayman) Corporation	3,333,333

Intel Capital Corporation	23,427,601	9,905,732